Exhibit 99.1

July 8, 2009

YRC Worldwide Provides Update on Comprehensive Plan

• Plan includes continued work with outside advisors

OVERLAND PARK, KAN. – YRC Worldwide Inc. (NASDAQ: YRCW) announced today additional progress in its comprehensive plan to realize efficiencies from the YRC integration, restore financial strength, and position its operating companies for future success.

The progress report includes updates on five key areas:

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Network re-engineering – In March 2009, the company took a trailblazing step forward by integrating the Yellow Transportation and Roadway networks into YRC. The move created the most comprehensive LTL network in North America, allowing the company to reduce facilities and costs, while enhancing services.

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Continued support from lender group – Last month the company announced an amendment to its bank agreement to provide for the immediate release of escrow funds generated from the company’s prior asset sales to pay down the revolving credit facility without reducing the company’s borrowing availability under the facility.

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Pension fund progress – YRC Worldwide announced an agreement last month with Central States, Southeast and Southwest Areas Pension Fund (“Central States”), the largest of the company’s International Brotherhood of Teamsters (“IBT”) multi-employer defined benefit pension funds, to provide certain of the company’s real estate as collateral in lieu of pension contribution payments during the second quarter for a deferral of $83 million. Since the announcement, seven additional funds have joined as participants in the same agreement for a deferral of an additional $11 million. The company continues discussions with its remaining IBT multi-employer pension funds.

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Teamsters discussions – The company is continuing face-to-face discussions with the IBT this week seeking to modify the terms of the current labor agreement for its employees covered by the National Master Freight Agreement. The discussions remain productive.

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Retention of advisors – YRC Worldwide retained financial advisors several months ago, including Tenex Capital Management, Alvarez and Marsal and Rothschild Inc., to assist in formulating its comprehensive strategic plan to address its capital structure and liquidity needs. In this regard, Rothschild has initiated preliminary discussions with several significant holders of the company’s debt securities.

“We can’t control the economic environment, but we certainly can and are controlling our response to it,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Our self-help recovery plan is proactive and has the support of our stakeholders. We are taking the steps needed to manage our plan today, and position our company for success as the economy recovers.”

YRC Worldwide is finalizing the date for its second quarter earnings and expects to announce the date within the next week.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcm.com		sdawson@lakpr.com